Exhibit 99.1
Opera Mediaworks partners with Viggle to introduce Add-to-DVR technology

New mobile ad unit taps into “connected home”

San Mateo, Calif. - November 6, 2014 - New mobile ad technology, developed by Opera Mediaworks in partnership with the entertainment marketing and rewards platform Viggle, gives TV network advertisers the ability to offer a brand-new call to action, Add-to-DVR, as part of their mobile campaigns.

Adapted from Viggle’s Reminder technology, the ad unit communicates with a user’s DVR in real time to set up a recording. The technology brings to life the idea of the “connected home” for entertainment advertisers.

“When DVRs were first introduced, they were seen as a threat to TV advertisers, because they allowed users to skip ads,” says Scott Swanson, President of Global Advertising Sales at Opera Mediaworks. “As with so many new technologies, however, the story isn’t over on the role DVR’s can play in advertising, and we see this as a tremendous opportunity. The Add-to-DVR ad unit enables networks to promote and drive consumers to view their programming easily, right from the ad itself. With a simple click on a banner advertisement, a user can engage Add-to-DVR to effectively initiate a ‘record’ button right then and there.”

“We’re excited to have worked with Opera Mediaworks to develop this powerful functionality that will help TV networks and brands reach and engage with their core audiences,” says Viggle President and COO, Greg Consiglio. “We expect to see the Add-to-DVR option drive tune-in among consumers, as they are reminded about their favorite shows through websites, banner and mobile ads. As an added benefit, viewers who check into any TV programs with the Viggle app will earn points that can be redeemed for free music at ViggleStore.com or other rewards on the app.”

Add-to-DVR in action

A pilot campaign has already been developed for a live broadcast event on a major TV network. With this campaign, advertisers can target potential viewers based on demographic, contextual content or social-media activity.

Those who fit the campaign’s criteria are served a mobile ad in the form of a full-page, interstitial-video rich-media unit, which ends with the Add-to-DVR call to action.

Users are prompted to fill out a few short fields (ZIP code, email address, service provider); then, the ad unit feeds the users’ details directly into their cable provider’s system to complete the connection and recording setup.

The ad unit is compatible with most major cable service providers in the United States. The ad can also send SMS and email notifications to users to watch a particular show before it airs and when there is a new episode in the series.

The new mobile ad unit is being launched in the fall season, as this is the ideal time for network advertisers to promote Add-to-DVR. Traditionally, this is the time when users spend more time watching shows they’ve recorded, such as TV premieres and live broadcast events, including professional basketball and football games.

About Opera Mediaworks

Opera Mediaworks is the first mobile ad platform for brands, delivering surprise and delight at scale. Our technology powers the biggest publishers in the world and enables marketers to provide the highest quality experiences to more people in more places when it matters most. Our exclusive Instant-PlayTM HD video technology and award-winning rich media touches, engages and creates deep interaction with consumers in the most popular mobile apps and sites around the globe. We work with over 90% of the AdAge Top 100 advertisers and 18 of the top 25 global publishers. A fully-owned subsidiary of Opera Software, Opera Mediaworks is headquartered in San Mateo, California, with offices worldwide. To learn more, visit www.operamediaworks.com.

About Viggle

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. Viggle Platform had total reach of 22.5 million in July 2014, including over 7 million Viggle registered users. Since its launch, Viggle members have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can also use ViggleStore.com, a rewards destination where they can redeem their Viggle Points for music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

Media Contact for Opera Mediaworks:
Falguni Bhuta
Head of PR and Social Media, US,
+1 650 625 1262 ext. 1001
falgunib@opera.com

Media Contact for Viggle:
Paris Tyler
DKC Public Relations
212 981 5162
Paris_Tyler@dkcnews.com

Viggle Investor Relations:
John C. Small
646 738 3220
John@Viggle.com